Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary	State/Country
Aarding Thermal Acoustics B.V.	Netherlands
Aarding Thermal Acoustics USA, Inc.	Delaware
ATA Beheer B.V.	Netherlands
Burgess Manning (India) Pvt. Ltd.	India
Burgess-Manning Gmbh	Germany
CECO Emtrol Buell India Pvt. Ltd.	India
CECO Environmental IP, Inc.	Delaware
CECO Environmental Mexico S de RL de CV.	Mexico
CECO Environmental Middle East DMCC	United Arab Emirates
CECO Environmental Netherlands B.V.	Netherlands
CECO Environmental Services Mexico S de RL de CV.	Mexico
CECO Group Global Holdings, LLC	Delaware
CECO Group, Inc.	Delaware
CECO Industrial Solutions, Inc.	Delaware
CECO Mexico Holdings, LLC	Delaware
CECO Peerless (China) Environmental Co. Ltd.	China
CECO Peerless China Holdings LLC	Delaware
Effox, Inc.	Delaware
Emtrol-Buell Services FZE	Nigeria
Emtrol, LLC	New York
Emtrol, Ltd.	Canada
CECO Environmental (Shanghai) Co. Ltd.	China
FKI, LLC	Delaware
Flextor do Brasil Importacao e Exprortacao Ltda.	Brazil
Flextor, Inc.	Canada
H.M. White, Inc.	Delaware
Mefiag (Guangzhou) Filter Systems Ltd.	China
Mefiag B.V.	Netherlands
Met-Pro (Hong Kong) Co. Ltd.	Hong Kong
Met-Pro Chile Ltda.	Chile
Met-Pro Product Recovery/Pollution Control Technologies, Inc.	Canada
Met-Pro Technologies, LLC	Delaware
MP China Co. Ltd.	Hong Kong
Peerless Asia-Pacific Pte. Ltd.	Singapore
Peerless Europe, Ltd.	United Kingdom
Peerless Manufacturing Co.	Texas
SAT Technology, Inc. (Shanghai)	China
The Kirk & Blum Manufacturing Co.	Ohio